EXHIBIT 99.1

FOR IMMEDIATE RELEASE

MTR GAMING GROUP ANNOUNCES PRELIMINARY THIRD QUARTER RESULTS

Commences Construction of Presque Isle Downs in Erie, PA

CHESTER, WV – October 10, 2005 – MTR Gaming Group, Inc. (Nasdaq National Market:MNTG) today announced preliminary financial results for the third quarter ended September 30, 2005.

The Company expects to report revenues of approximately $97.5 - 98.0 million, and net income of approximately $2.8 - 3.0 million or $0.10 per diluted share.  During the third quarter, MTR experienced lower than expected traffic and revenues primarily at its Mountaineer and Binion’s properties.  The negative operating leverage relating to the lower than anticipated revenues and certain operating expenses that exceeded expectations, contributed to net income falling below expectations.

These expected financial results are preliminary, based on the best information currently available to the Company, and subject to the closing of the Company’s financial books and customary quarterly review procedures with its independent auditors.

The Company recently commenced the initial phase of construction of its Presque Isle Downs racetrack, slot machine and entertainment complex in Erie, Pennsylvania.  Preliminary land development and a new road will be the critical first steps toward construction of this exciting gaming destination.  To help expedite the opening of Presque Isle Downs, the Company is contemplating the construction of a multi-purpose building that would provide a temporary location to house gaming operations while the permanent facility is under construction.

The Company plans to announce final third quarter results on Monday, November 7, 2005 before the stock market opens.  Management will conduct a conference call focusing on the financial results at 9:00 a.m. ET on Monday, November 7, 2005.  Interested parties may participate in the call by dialing 706-679-0882 – please call in 10 minutes before the call is scheduled to begin, and ask for the MTR Gaming call.  The conference call will be webcast live via the Investor Relations section of the Company’s web site at www.mtrgaming.com.  To listen to the call please go to the web site at least 15 minutes early to register, download and install any necessary audio software.  If you are unable to listen live, the conference call will be archived on the Company’s web site.

About MTR Gaming Group

MTR Gaming Group, Inc., through subsidiaries, owns and operates the Mountaineer Race Track & Gaming Resort in Chester, West Virginia; Scioto Downs in Columbus, Ohio; the Ramada Inn and Speedway Casino in North Las Vegas, Nevada; Binion’s Gambling Hall & Hotel in Las Vegas, Nevada, and holds a license to build Presque Isle Downs, a thoroughbred racetrack with pari-mutuel wagering in Erie, Pennsylvania.  The Company also owns a 50% interest in the North Metro Harness Initiative, LLC, which has a license to construct and operate a harness racetrack 30 miles north of downtown Minneapolis (judicial review pending). Additionally, the Company has entered into a definitive agreement to acquire a 90% interest in Jackson Trotting Association, LLC, which operates Jackson Harness Raceway in Jackson, Michigan.  The Mountaineer facility, the Company’s primary source of revenues, currently encompasses a thoroughbred racetrack with off-track betting and export simulcasting, 3,220 slot machines, 359 hotel rooms, golf course, spa & fitness center, theater and events center, convention center and fine dining and entertainment.  MTR is included on the Russell 2000® and Russell® 3000 Indexes.  For more information, please visit www.mtrgaming.com.

Except for historical information, this press release contains forward-looking statements concerning the Company’s third quarter results and the construction and operation of Presque Isle Downs.  Such statements are subject to a number of risks and uncertainties that could cause the statements made to be incorrect and/or for actual results to differ materially. Those risks and uncertainties include but are not limited to closing of the Company’s financial books and records and review by the Company’s independent auditors, and, with respect to Presque Isle Downs, the risks and uncertainties inherent in large construction projects and licensing of slot machine operations by the Pennsylvania Gaming Control Board, and other factors described in the Company’s periodic reports filed with the Securities and Exchange Commission.  The Company does not intend to update publicly any forward-looking statements, except as may be required by law.

For Additional Information, Please Contact:
MTR Gaming Group, Inc.	Investor Relations Counsel:
Edson R. (Ted) Arneault, President & CEO	The Equity Group Inc.
(304) 387-8300	www.theequitygroup.com
www.mtrgaming.com	Lauren Barbera	(212) 836-9610
lbarbera@equityny.com
	Loren G. Mortman	(212) 836-9604

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